Exhibit 23.4

                          CONSENT OF ERNST & YOUNG LLP

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated March 13, 1998, with respect to the consolidated financial statements and schedule of USA Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, incorporated by reference in the Proxy/Prospectus of Ticketmaster Group, Inc. that is made a part of Amendment No. 2 to the Registration Statement (Form S-4 No. 333-53093) of USA Networks, Inc. for the registration of 20,599,991 shares of its common stock.


                                   /s/  Ernst & Young LLP


New York, New York
June 19, 1998